Exhibit 99.1

KARTOON STUDIOS, INC.
Annual Meeting Results

On October 21, 2026, Kartoon Studios, Inc. (the “Company”) held its 2026 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted on five proposals, each described in more detail in the Company’s definitive proxy statement for the Annual Meeting, filed with the SEC on September 4, 2026 (the “Proxy Statement”). As of August 31, 2026, the record date, there were 62,204,105 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) outstanding and entitled to vote at the Annual Meeting.

The following are the final results of voting on each of the proposals presented at the Annual Meeting:

Proposal No. 1: Election of Directors

The stockholders elected Joseph “Gray” Davis, David Neumann, and Dr. Cynthia Turner-Graham as Class I directors to serve until the 2027 annual meeting of stockholders, and Andy Heyward, Anthony Thomopoulos, and Jeffrey Schlesinger as Class II directors to serve until the 2028 annual meeting of stockholders, in each case until their respective successors are elected and qualified or until their earlier resignation or removal.

Nominee	Class	Votes For	Votes Withheld	Broker Non-Votes
Joseph “Gray” Davis	I	17,632,435	4,874,797	17,093,710
David Neuman	I	21,207,478	1,299,754	17,093,710
Dr. Cynthia Turner-Graham	I	20,783,399	1,723,833	17,093,710
Andy Heyward	II	20,011,721	2,495,511	17,093,710
Anthony Thomopoulos	II	16,961,701	5,545,531	17,093,710
Jeffrey Schlesinger	II	18,204,415	4,302,817	17,093,710

Proposal No. 2: The Auditor Ratification Proposal

The stockholders ratified the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Votes For	Votes Against	Abstentions	Broker Non-Votes
36,890,665	1,398,163	1,312,114	–

Proposal No. 3: The Incentive Plan Increase Proposal

The stockholders approved an amendment to the Company’s Amended and Restated 2020 Incentive Plan, as amended (the “2020 Plan”), increasing the number of shares of Common Stock available for awards under the 2020 Plan by 4,000,000 shares.

Votes For	Votes Against	Abstentions	Broker Non-Votes
19,411,145	3,040,365	55,722	17,093,710

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Proposal No. 4: The Say-on-Pay Proposal

The stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

Votes For	Votes Against	Abstentions	Broker Non-Votes
19,739,784	2,666,708	100,740	17,093,710

Proposal No. 5: The Adjournment Proposal

The stockholders approved the adjournment of the Annual Meeting, if necessary, to solicit additional proxies in favor of Proposal 3. Because Proposal 3 was approved, no adjournment was necessary.

Votes For	Votes Against	Abstentions	Broker Non-Votes
19,524,687	2,903,627	78,918	17,093,710

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